Exhibit 99.1

November 29, 2023

Dear Carver Shareholders:

Carver Federal Savings Bank’s (“Carver” or the “Bank”) performance for the six-month period ended September 30, 2023 highlights the continued impact of our long-term investments in people, processes, and technology. Carver’s improving scale, efficiency, and resilience define our pathway to sustainable profitability. Fueled by organic loan growth and greater liquidity, Carver’s asset base increased by 2.9% for the six-month period ended September 30, 2023; for context, overall banking industry assets declined by 0.5% for the six-month period ended June 30, 2023[1]. Moreover, Carver’s deposit base increased by 5.6% through the September quarter, driven by healthy growth in retail and institutional depositor relationships.

Carver’s fiscal year began in the wake of the failures of two regional US banks and a global banking giant, followed by a series of monetary tightening actions, growing uncertainty over US government funding and an increase in the federal funds target range of 5.25% to 5.50%. Although the net impact on the banking sector has been pervasive and highlighted by the highest funding cost environment in 22 years, the Carver team has worked hard to protect its Net Interest Margin, which at 3.06% as of the September quarter, remains firmly within our peer group range. September quarter net charge-offs of 0.0% further illustrate the effectiveness of portfolio and risk management disciplines essential to navigating the rate environment.

Carver continues to grow, closing over $48 million of new loans through the September quarter, including (i) consumer loans, (ii) business loans within underserved communities, and (iii) traditional commercial mortgages:

•	Brown Coaching and Consulting, LLC – working capital financing for this New Jersey-based social services consulting company.

•	Cornerstone Baptist Church – refinancing this leading Brooklyn-based Baptist church and a long-standing center for skills training and social services in the Bedford-Stuyvesant community since 1920.

•	Omega Care Solutions, LLC – working capital financing for this Bronx-based consulting and staffing services company that provides healthcare management services to hospitals, nursing facilities and schools.

•	Consumer Finance – Carver’s fintech partnership, which has helped to increase loan portfolio diversification, is flourishing as consumer loan closings increased by 43% in the September quarter.

With the holiday season upon us, Carver is thankful for the continued support of its shareholders, the patronage of its new and existing customers, its collaboration with strategic partners, and most importantly, the peerless dedication of our employees.

From the Carver family to yours, we wish you a happy and healthy holiday season!

Sincerely,

Craig C. MacKay

Interim President & CEO

Carver Bancorp, Inc.

ABOUT CARVER FEDERAL SAVINGS BANK

Carver was founded by a consortium of faith and business leaders in Harlem in 1948 to address the banking needs of the predominantly African American and Caribbean communities whose residents, businesses, and institutions had limited access to mainstream financial services and business capital. Carver remains headquartered in Harlem today, with a branch and 24/7 ATM network that serves the traditionally low-to-moderate-income neighborhoods of the five boroughs of New York City and surrounding areas. As the neighborhoods that we serve have evolved, so has Carver, which today proudly serves as a vehicle of wealth accumulation, finance, and commerce for communities with increasingly diverse income, ethnicity, and socio-economic profiles.

1 BankRegData | November 7, 2023